                                                 Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-118020, 333-184343, 333-206790, and 333-228407-01 on Form S-3 of Block Financial Corporation and Registration Statement Nos. 333-206790, 333-118020-01, 333-154611, 333-184343-01, and 333-228407 on Form S-3 and Nos. 333-42736, 333-70402, 333-106710, 333-160957, 333-183913, 333-183915, and 333-220555 on Form S-8 of H&R Block, Inc. of our reports dated June 15, 2021, relating to the financial statements of H&R Block, Inc. and the effectiveness of H&R Block, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended April 30, 2021.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 15, 2021